Certification under Rule 466

The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:

(1)
That it previously had filed a registration statement on Form F-6 (LIZHI INC., File No. 333-235857) that the Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Post-Effective Amendment No. 1 to Form F-6 Registration Statement except for the number of ordinary shares that an American Depositary Share represents.

(2)	That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

By:	DEUTSCHE BANK TRUST COMPANY AMERICAS, as Depositary

By:	/s/ Michael Curran
Name:	Michael Curran
Title:	Vice President

By:	/s/ Michael Tompkins
Name:	Michael Tompkins
Title:	Director